Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 21, 2014, with respect to the statements of revenues and direct operating expenses of the oil and gas properties acquired by Glori Energy Inc. from Petro-Hunt, L.L.C. (the “Coke Field Acquisition”) contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Houston, Texas
February 21, 2014